EXHIBIT 10.1

Form of Cash Retention Award Agreement

Your role in the overall growth and success of TEGNA Inc. (“TEGNA” or the “Company”) and its relevant businesses is critical. The Company is offering you the following retention payments described in this 2023 Retention Agreement (hereinafter, the “2023 Agreement”).

1.	Retention Bonus

Subject to the terms of this 2023 Agreement, you shall be eligible for, and the Company shall pay to you, two retention payments. The first payment is $###,### (the “First Retention Payment”), provided that you remain in continuous employment with the Company or its affiliates through August 6, 2024 (the “First Retention Date”). The second payment is $###.### (the “Second Retention Payment”, and collectively with the First Retention Payment, the “Retention Payments”), provided that you remain in continuous employment with the Company or its affiliates through August 6, 2025 (the “Second Retention Date”). Notwithstanding the foregoing, you shall be eligible for, and the Company shall pay to you, to the extent not previously paid, both of the Retention Payments if, before the Second Retention Date, (a) the Company terminates your employment with the Company or its affiliates without Cause, (b) your employment is terminated by reason of your permanent disability (as determined under the Company’s Long Term Disability Plan) or (c) you terminate your employment for “Good Reason” (each such termination, a “Qualifying Termination”), in each case subject to your satisfaction of the Release Requirement (as defined in Section 7).

You shall not be eligible for, and shall not be paid, any of the respective Retention Payments if your employment with the Company is terminated for any reason other than a Qualifying Termination on or prior to the applicable Retention Date, including, without limitation, a termination due to voluntary resignation without Good Reason, death or termination for Cause.

2.	Payment Dates

If you are eligible to receive a Retention Payment, the Company shall pay such Retention Payment to you in one lump sum cash payment (net of applicable withholdings and deductions) on the first regularly scheduled payroll date after the applicable Retention Date or, if earlier, within 45 days after the date of your Qualifying Termination, subject to your satisfaction of the Release Requirement.

3.	Retention Payments

For purposes of this 2023 Agreement and any other severance, change in control plan, or similar plan or policy, the Retention Payments shall be treated as retention payments and not severance payments. Accordingly, the Retention Payments shall not offset any other severance or similar obligation of the Company under any other plan or policy.

4.	Definitions

The following terms shall have the following meanings:

A.

“Cause” shall mean (i) conviction of or pleading guilty or no contest to charges of any felony; (ii) conduct that constitutes fraud or dishonesty; (iii) material non-performance of material duties and such breach or failure was not cured within 30 days after receiving written notice from the Company thereof; (iv) gross misconduct or violation of a Company policy that customarily results in the termination of an executive following investigation; (v) intentionally and knowingly engaging in any material unauthorized use or disclosure of any proprietary or confidential information or trade secrets of the Company; (iv) abuse of alcohol or drugs; and/or (vii) gross insubordination.

B.

“Good Reason” shall mean the occurrence of any of the following without your written consent: (i) a material diminution in your base compensation; (ii) a material diminution in your authority, duties or responsibilities; (iii) a change in the geographic location(s) at which you must perform the services at a location 35 or more miles farther from your current residence; and/or (iv) any other action or inaction that constitutes a material breach of this 2023 Agreement where the Company has failed to cure the breach within thirty calendar days after receiving written notice. You must provide notice to the Company of the existence of Good Reason within ninety (90) calendar days of the initial existence of the condition and provide the Company with at least thirty (30) calendar days to remedy the condition. The separation from service on account of Good Reason must occur within one hundred fifty (150) calendar days after the initial existence of any one or more of these conditions.

5.	At-will Employment

Nothing in this 2023 Agreement shall change your status as an at-will employee of the Company, meaning that either the Company or you may terminate the employment relationship at any time and for any reason. In addition, for purposes of clarity and the avoidance of doubt, nothing in this 2023 Agreement shall change, modify or alter in any way your participation or rights in any Company plan, program, or arrangement in which you are participating or under which you have rights.

6.	Section 409A

It is intended that payments made under this 2023 Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this 2023 Agreement shall be interpreted and administered in accordance with that intent. If any provision of this 2023 Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Any payments that qualify for the “short-term deferral” exception under Section 409A of the Code shall be paid under that applicable exception. Any references to termination of employment, date of termination or similar term shall mean and refer to the date of your “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). Notwithstanding any other provision of this 2023 Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the termination date), any payment under this 2023 Agreement that constitutes non-exempt, nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to you under this 2023 Agreement during the six (6)-month period immediately following your separation from service (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the first (1st) business day of the seventh (7th) month following your separation from service (the “Delayed Payment Date”) to the extent required to avoid penalty under Section 409A of the Code. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the earlier of the Delayed Payment Date and thirty (30) calendar days after the date of your death. Each payment under this 2023 Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

7.	Release of Claims

Payment of the Retention Payments in connection with a Qualifying Termination is conditioned on your execution and non-revocation of a release of claims substantially similar to the attached Release of Claims (Attachment 1) within 33 calendar days of your separation from service with TEGNA (the “Release Requirement”). If such a Release does not become effective and non-revocable within that 33-day period, then you shall forfeit all claims to the payment giving rise to the condition that you execute the Release.

TEGNA shall provide you with a copy of Attachment “A” ready for execution within three calendar days after the event triggering the need for a release of claims.

8.	Miscellaneous

For the avoidance of doubt, this 2023 Agreement shall not supersede any other agreements between the Company and you, which shall remain in full force and effect. This 2023 Agreement is personal to you and shall not be assignable by you other than by will or the laws of descent and distribution. This 2023 Agreement shall inure to the benefit of and be enforceable by your legal representatives. This 2023 Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. No provision of this 2023 Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto.

9.	Governing Law

This 2023 Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia, except with respect to its choice of law provisions, the application of which would render this Agreement subject to the laws of another jurisdiction.

10.	Attorneys’ Fees

In any action to enforce the terms of this 2023 Agreement, the substantially prevailing party shall be entitled to recover from the other party all of its or his reasonable costs and expenses, including reasonable attorneys’ fees and expert fees, incurred in the course of such litigation. Such payment shall be made within 15 days after the conclusion of the litigation.

11.	Amendment

This 2023 Agreement may only be amended or modified in a written instrument executed by both you and the Company.

12.	Notice

All notice required or permitted under this 2023 Agreement shall be in writing and be deemed effective when transmitted.

In order to be eligible to receive the Retention Payments, it is important that you sign this 2023 Agreement and return it to Human Resources (via DocuSign) as soon as practicable.

Sincerely,

TEGNA INC.

By:
Jeffery Newman
SVP, Chief Human Resources Officer

Agreed and Acknowledged:

Name:

Date:

ATTACHMENT 1

Release of Claims

This Release of Claims (this “Agreement”) is entered into by you [                    ] and TEGNA Inc. (the “Company”) in connection with your separation from employment with the Company and in accordance with the TEGNA Inc. Executive Severance Plan (the “Plan”). Capitalized terms used and not defined herein shall have the meanings provided in the Plan. You and the Company agree to the following:

(1)    Date of Termination. Your final day as an employee of the Company is             , 20     (the “Date of Termination”).

(2)    Severance Amount. Provided that you execute this Agreement, do not later revoke your acceptance, and that this Agreement becomes effective and non-revocable on or before             , 20    , you will receive a lump sum cash payment in the amount of $            , less legally-required withholdings, payable on                     .

(3)    Release Deadline. You will receive the benefit described in paragraph 2 above only if you sign this Agreement on or before             , 20    . In exchange for and in consideration of the benefits offered to you by the Company in paragraph 2 above, which you acknowledge are in excess of any benefits to which you would otherwise be entitled, you agree to the terms of this Agreement.

(4)    Release of Claims. You agree that this is a full and complete Release of Claims. Accordingly, you and the Company agree as follows:

(a)    The Release of Claims means that you, on your behalf and on behalf of your heirs, administrators, representatives, executors and assigns, agree to give up forever any and all legal claims, or causes of actions, you may have, or think you have, against the Company, any of its subsidiaries, related or affiliated companies, including any predecessor or successor entities, and their respective current and former directors, officers, and employees (collectively, the “Company Parties”). This Release of Claims includes all legal claims that arose at any time before or at the time you sign this Agreement; it also includes those legal claims of which you know and are aware, as well as any legal claims of which you may not know or be aware, including claims for breach of contract, claims arising out of any employment agreement you may have or under the Plan, claims of intentional or negligent infliction of emotional distress, defamation, breach of implied covenant of good faith and fair dealing, and any other claim arising from, or related to, your employment by the Company. In addition, the Company Parties agree to give up forever any and all legal claims, or causes of action, they may have or think they may have against you, including all legal claims that arose at any time before or at the time you sign this Agreement, whether known to the Company Parties or not.

Notwithstanding the foregoing, by executing this Release of Claims, (i) you will not forfeit or release your right to receive your vested benefits under the TEGNA Retirement Plan, the TEGNA 401(k) Savings Plan, the TEGNA Supplemental Retirement Plan, the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan, and/or the TEGNA Inc. Deferred Compensation Plan (but you will forfeit your right to receive any further severance or annual bonus award); any rights to indemnification and advancement of expenses under the Company’s By-laws and/or directors’ and officers’ liability insurance policies; any other rights under the Plan that are intended to survive a termination of employment; any legal claims or causes of action arising out of actions allegedly taken by the Company after the date of your execution of this Agreement; any rights you have under applicable workers compensation laws; any benefits or monies paid in the normal course to employees separating from employment such as payment of accrued but unused vacation and reimbursement of valid and appropriate business expenses; or any other claims that cannot lawfully be released; and (ii) none of the Company Parties will forfeit or release any right to recoup compensation under the claw back provisions of any plan or policy of the Company or applicable law; any rights under the Plan which are intended to survive a termination of employment (including, but not limited to, your confidentiality obligations); any claims based on your fraud or conduct which was committed in bad faith or arising from your active and deliberate dishonesty; or any legal claims or causes of action arising out of actions allegedly taken by you after the date of your execution of this Agreement. The matters referenced in clauses (i) and (ii) of this paragraph are referred to as the “Excluded Matters.”

(b)    Several laws of the United States and of the Commonwealth of Virginia create claims for employees in various circumstances. These laws include the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Genetic Information Non-discrimination Act, and the Virginia Human Rights Act. Several of these laws also provide for the award of attorneys’ fees to a successful plaintiff. You agree that this Release of Claims specifically includes any possible claims under any of these laws or similar federal, state or local laws, including any claims for attorneys’ fees.

(c)    By referring to specific laws we do not intend to limit the Release of Claims to just those laws. All legal claims for money damages, or any other relief that relate to or are in any way connected with your employment with the Company or any of its subsidiaries, related or affiliated companies, are included within this Release of Claims, even if they are not specifically referred to in this Agreement. The only legal claims that are not covered by this Release of Claims are the Excluded Matters.

(d)    Except for the Excluded Matters, we agree that neither party will say later that some particular legal claim or claims are not covered by this Release of Claims because we or you were unaware of the claim or claims, because such claims were overlooked, or because you or we made an error.

(e)    We specifically confirm that, as far as you or the Company know, no one has made any legal claim in any federal, state or local court or government agency relating to your employment, or the ending of your employment, with the Company. If, at any time in the future, such a claim is made by you or the Company, or someone acting on behalf of you or the Company, or by some other person or a governmental agency, you and the Company agree that each will be totally and completely barred from recovering any money damages or remedy of any kind, except in the case of any legal claims or causes of action arising out of any of the Excluded Matters. This provision is meant to include claims that are solely or in part on your behalf, or on behalf of the Company, or claims which you or the Company have or have not authorized.

(5)    Protected Rights. This Agreement, and the Release of Claims, will not prevent you from filing any future administrative charges or complaints with the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the United States Equal Employment Opportunity Commission (EEOC) or a state fair employment practices (FEP) agency about a potential violation of federal or state law or regulation. Nor does this Agreement and Release of Claims prevent you from communicating with the NLRB, EEOC, SEC or any other federal governmental agency or from participating in or cooperating with the NLRB, EEOC or a state FEP agency, SEC or other federal government agency in any investigation or legal action undertaken by that agency, including providing documents or other information, without notice to the Company. This does not mean that you may collect any monetary damages or receive any other remedies from charges filed with or actions by the NLRB, EEOC or a state FEP agency; such an individual award of damages or remedies would be precluded by paragraph 4(e) above. However, this Agreement, and the Release of Claims, does not limit your right to receive an award for information provided to the SEC related to a possible violation of the federal securities laws. In addition, notwithstanding any provisions of this Agreement or Company policy regarding the disclosure of trade secrets or confidential information, pursuant to section 7 of the Defend Trade Secrets Act of 2016 (“DTSA”), you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret if that disclosure is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

(6)    Cooperation. You agree to fully cooperate and assist the Company in the defense of any investigations, claims, charges, arbitrations, grievances, or lawsuits brought against the Company or any of its operations, or any officers, employees or directors the Company or any of its operations, as to matters of which you have personal knowledge necessary, in the Company’s judgment, for the defense of the action. You agree to provide such assistance reasonably consistent with the requirements of your other obligations and the Company agrees to pay your reasonable out-of-pocket expenses incurred in connection with this assistance and such expenses will be paid in accordance with Treasury Regulation 1.409A-3(i)(1)(iv)(A). The Company agrees to fully cooperate and assist you in the defense of any third-party claims, charges, arbitrations, grievances or lawsuits brought against you as a co-defendant with the Company or any of its operations, officers, employees or directors, except with respect to any such matters arising out of clause (ii) of the Excluded Matters.

(7)    Entire Agreement. You agree that this Agreement contains all of the details of the agreement between you and the Company with respect to the subject matter hereof. Nothing has been promised to you, either in some other written document or orally, by the Company or any of its officers, employees or directors, that is not included in this Agreement.

(8)    No Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Company Parties.

(9)    Governing Law and Venue. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the Commonwealth of Virginia applicable to contracts executed in and to be performed in that State. The parties agree to submit to the jurisdiction of the federal and state courts sitting in Delaware, for all purposes relating to the validity, interpretation, or enforcement of this Agreement.

(10)    Time to Consider; Effectiveness. Please review this Agreement carefully. We advise you to talk with an attorney before signing this Agreement. So that you may have enough opportunity to think about this offer, you may consider this Agreement for twenty-one (21) days from the date of termination of your employment. You acknowledge that this Agreement was made in connection with your participation in the Plan and was available to you both prior to and immediately at the time of your termination of employment. For that reason you acknowledge and agree that the twenty-one (21)-day consideration period identified in this paragraph commenced to run, without any further action by the Company, immediately upon your being advised of the termination of your employment. Consequently, if you desire to execute this Agreement, you must do so no later than             , 20    . Should you accept all the terms by signing this Agreement on or before             , 20    , you may nevertheless revoke this Agreement within seven (7) days after signing it by notifying                      in writing of your revocation. We will provide a courtesy copy to your attorney, if you retain one to represent you. If you choose to retain counsel to review and advise you concerning this Agreement that shall be considered a personal expense on your part and not be reimbursed or indemnified. Any changes made to this Agreement prior to its execution and as a result of your review shall not re-start the twenty-one (21)-day consideration period identified in this paragraph. If you wish to accept this Agreement, please confirm your acceptance of the terms of the Agreement by signing the original of this Agreement in the space provided below. The Agreement will become effective, and its terms will be carried out, beginning on the day following the seven (7)-day revocation period.

(11)    Knowing and Voluntary. By signing this Agreement you agree that you have carefully read this Agreement and understand its terms. You also agree that you have had a reasonable opportunity to think about your decision, to talk with an attorney or advisor of your choice, that you have voluntarily signed this Agreement, and that you fully understand the legal effect of signing this Agreement.

Date:
EMPLOYEE

Date:
TEGNA INC.

By:
Title: